Exhibit 10.22

LOAN AGREEMENT

THIS LOAN AGREEMENT is dated this 13th day of February, 2009, by and among Flotation Technologies, Inc., a Maine corporation having its principal place of business at Biddeford, Maine, and a mailing address of 20 Morin Street, Biddeford, Maine 04005, (hereinafter called "Borrower" or "Debtor"); Deep Down Inc., (hereinafter called "Parent Company"), and TD BANK, N.A. a corporation organized under the laws of the United States of America with a place of business at One Portland Square, Portland, Maine, and a mailing address of P.O. Box 9540, Portland, Maine 04112-9540 (hereinafter called "Lender" or the "Bank").

WHEREAS, the Borrower has requested that the Bank make available to Borrower, in accordance with the terms hereof, a loan in the principal amount of $2,160,000.00 (the “Loan”); and

WHEREAS, Bank has agreed, subject to the terms and conditions hereof, to make the Loan available to Borrower; and

WHEREAS, as a condition of making the Loan the Bank has required that the Borrower’s debt to Parent Company, other than accounts arising in the ordinary course of business, be subordinated to the Loan, with no payments of principal or interest allowed; and

WHEREAS, as a condition of making the Loan the Bank has required that the Bank receive and accept confirmation of approval from Whitney National Bank; and

WHEREAS, as a condition of making the Loan the Bank has required that a default in any obligation of Parent Company to Whitney National Bank shall constitute a default under the Loan; and

WHEREAS, the Loan will be secured by a first priority Mortgage and Security Agreement and a first priority Collateral Assignment of Leases and Rents on the Borrower’s premises at 20 Morin Street, Biddeford, Maine, (the “Project”), and

WHEREAS, as a condition of making the Loan the Bank has required a pledge from the Borrower that it will not grant or permit any security interest or other encumbrance of Borrower’s assets, except the existing security interest granted to Whitney National Bank and the security granted to the Bank as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS

As used herein, unless otherwise specifically defined, the following capitalized words and phrases shall have the following meanings:

1.1           "Loan" shall mean all advances made by Lender to Borrower from time to time pursuant to the Loan referenced above.

1.2           "Loan Documents" means this Agreement, the Note issued to evidence the Loan, and any and all instruments, documents and agreements evidencing, governing or otherwise relating to the Obligations, whether executed contemporaneously herewith or executed at any time in the future, including without limitation the documents listed in the Closing Agenda attached hereto, as the same may be amended, extended, renewed, restated or otherwise modified from time to time.

1.3           "Note" means the Commercial Note of even date herewith executed by the Borrower to the Bank to evidence the loan in the amount of $2,160,000.00, together with any and all amendments and modifications thereto, substitutions therefor and renewals and extensions thereof.

1.4           "Obligations” means any and all notes (including without limitation the Note, together with any amendments thereto, extensions or renewals thereof or substitutions therefor), liabilities, advances, loans, sums due or to become due under any letters of credit and indebtedness of Borrower to Bank of every kind, nature and description (whether or not evidenced by any note or other instrument, and whether or not for the payment of money), direct or indirect, absolute or contingent, primary or secondary, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising, regardless of how they arise or were acquired, any liability of Borrower to Bank as a guarantor or surety of the indebtedness or liabilities of others, obligations to perform acts and refrain from taking action as well as obligations to pay money, and all interest, fees, charges and expenses (including reasonable attorneys' fees) paid or incurred by Bank at any time in connection with the commitment for, preparation, execution, delivery, amendment, review, perfection, administration and/or enforcement of this Agreement and any other of the Loan Documents and any and all obligations of Borrower to Bank pursuant to the Loan Documents.

1.5           “Project” means and includes the real estate and all appurtenances, equipment, fixtures and other personal property of the Borrower located at or near 20 Morin Street, Biddeford, Maine.

1.6           The singular form of any word used herein, including any of the terms defined above, shall include the plural, and vice versa.  The use herein of a word of any gender shall include both genders.

1.7           The headings or titles of several sections to this Agreement shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

SECTION 2.  ESTABLISHMENT OF CREDIT FACILITIES

2.1           Establishment of Credit.  Lender agrees to loan to Borrower an amount not to exceed in the aggregate Two Million One Hundred Sixty Thousand Dollars ($2,160,000.00), subject to the terms of this Agreement and a certain $2,160,000.00 Commercial Note of even date herewith.

2.2           Loan Advances.  The Loan shall be used for working capital, to support increased inventory, purchase of new equipment and completion of building renovations.  At closing the Bank will advance the sum of $1,840,000.00.  Upon completion of construction of the building renovations and issuance of a certificate of occupancy by the City of Biddeford, the Bank will advance the balance of the Loan in the amount of $320,000.00.  Upon disbursement of the second advance, the Bank will recalculate the monthly payment amount on the Note to an amount that will fully amortize the then outstanding principal balance over a term ending 20 years from the date of the Note.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

3.1           General.  Borrower represents, warrants and covenants that the execution, delivery and performance of this Agreement, and any other documents required by Lender relating to this loan transaction are not a violation of, or contrary to, any covenants, warranties or agreements of Borrower with any other persons or parties.  This Agreement evidences a loan for business and commercial purposes, and not for personal, family or household purposes.

3.2           Organization, Standing, Authority, etc.  The Borrower is a corporation duly organized and validly existing under the laws of the State of Maine, and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, and all other documents to be executed by it in connection with the transactions contemplated hereby, to issue the Note and to carry out the terms hereof and thereof.  Parent Company is a corporation duly organized and validly existing under the laws of the State of Texas, and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, and all other documents to be executed by it in connection with the transactions contemplated hereby, to issue the Debt Subordination and Standby Agreement and to carry out the terms hereof and thereof.

3.3           Litigation, etc.  There is no action, proceeding or investigation of any sort pending or, to the knowledge of the Borrower and Parent Company, threatened (or any basis therefor known to the Borrower and Parent Company) which questions the validity of this Agreement, the Note, the Debt Subordination and Standby Agreement, or the other documents executed in connection herewith, or an action taken or to be taken pursuant hereto, or which might result, either in any case or in the aggregate, in any material adverse change in the business operations, affairs or condition of the Borrower or Parent Company or of their respective properties or in any material liability on the part of the Borrower or Parent Company.

3.4           Authorization; Compliance with Other Instruments.  The execution, delivery and performance of this Agreement and the Note, the Security Instruments and the Debt Subordination and Standby Agreement have been duly authorized by all necessary action on the part of the Borrower and Parent Company, will not result in any violation of or be in conflict with any term of the Borrower’s and Parent Company’s Organizational Documents, including their respective Articles of Organization, Bylaws, or of any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower or Parent Company, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Borrower or Parent Company pursuant to any such term.  Neither the Borrower nor Parent Company is in violation of any term of its Organizational Documents, or of any term of any material agreement or instrument to which it is a party, or, of any judgment, decree, order, statute, rule or governmental regulation applicable to it, the non-compliance with which would have a material adverse effect on the Borrower or Parent Company or their respective properties.

SECTION 4. AFFIRMATIVE COVENANTS

Borrower covenants that from and after the date hereof and so long as this Agreement is in effect or any amounts remain unpaid on account of the Loan,

4.1           Financial Reporting.

(a)           Borrower will provide the following to Lender within 120 days after the end of each fiscal year:

(i) balance sheets and operating statements with respect to the Project and any other property that serves as collateral for the Loan;

(ii) complete federal income tax returns of Borrower, including complete tax returns on any partnerships, corporations or other entities in which Borrower has an interest;

(iii) audited financial statements of Parent Company, including consolidated financial statements of Borrower prepared in accordance with generally accepted accounting principles by a certified public accountant acceptable to Bank, accompanied by any Management Letter;

(b)           Borrower will provide the following to Lender within 45 days after the end of each fiscal quarter:

(i) management prepared financial statements prepared in accordance with generally accepted accounting principles including a detailed balance sheet and profit and loss statement;

(ii) Company prepared aging of accounts receivable and accounts payable; and

(iii) Company prepared list of inventory.

(c)           Borrower will provide to Lender such other information regarding its business affairs and condition as the Lender may, from time to time, reasonably request.

A failure to provide the information required hereunder shall be a default under the Loan, and Borrower shall thereupon be obligated to pay interest at the Default Interest Rate as stated in the Note.

4.2             Legal Existence; Licenses; Compliance with Laws, etc.  The Borrower will maintain its existence and business; maintain all properties which are reasonably necessary for the conduct of its business, now or hereafter owned, in good repair, working order and condition; take all actions necessary to maintain and keep in full force and effect its rights, including any licenses; and, except as otherwise provided herein, comply with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties, including without limitation all zoning, land-use, equal access to public accommodations and environmental laws and regulations to the extent that the non-compliance with the foregoing would or could have a material adverse effect on the Borrower or its properties.  At closing, Borrower’s counsel shall provide written opinions regarding these issues satisfactory to Bank.

4.3             Insurance.  The Borrower will maintain or cause to be maintained with respect to the Project and any other property which is to serve as collateral for the Loan or any Guaranty insurance in form and substance reasonably satisfactory to Lender, including:

(a)             “all risks” property insurance on the Property written on a non-reporting form and in compliance with any co-insurance clause;

(b)             flood insurance, if the Property is located in any federally designated “special flood hazard area”;

(c)             general liability insurance and owner’s contingent or protective liability insurance in an amount not less than $2,000,000.00;

(d)             worker’s compensation insurance; and

(e)             adequate hazard insurance on all business assets securing the Loan naming the Bank as loss payee.

The property and flood insurance policies shall name the Bank as mortgagee and loss payee and shall be first payable in case of loss to the Bank pursuant to standard non-contributory mortgage clauses and lender’s loss payable endorsements.  The liability insurance shall name the Bank as an additional insured.  For the purpose of insurance, the Bank shall be named as TD Bank, N.A., its successors and assigns, ATIMA, P. O. Box 9540, Portland, Maine 04112.

All insurance referred to in this commitment shall be in such amounts and form, shall include such coverage, endorsements and deductibles, and shall be issued by such insurers as shall be approved by Bank, and shall provide for written notice to Bank at least thirty (30) days prior to notice of cancellation, nonrenewal, modification or expiration.  Duplicate originals or certified copies of the insurance required above, together with proof of payment of premiums, shall be delivered to the Bank prior to the closing of the Loan.

4.4           Payment of Taxes.  The Borrower will pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies, franchise, unemployment and withholding) which, if unpaid, might by law become a lien or a charge upon the Property or any other property to serve as collateral for the Loan; provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted and if the Borrower shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Borrower and its independent public accountants, provided, further, however, that the Borrower will pay all such taxes, or assessments, charges, levies or claims in such a manner as to prevent, as to a municipality or other political subdivision, the sale, forfeiture or loss of each property, and in all other cases forthwith upon commencement of proceedings to foreclose any lien which may attach as security therefor.

4.5             Advice of Default, etc.  The Borrower will promptly advise Lender of any notice in respect of any material order, claim or proceeding received by the Borrower as to violations or alleged violations of any statutes, orders, rules or regulations relating to the foregoing or requiring any material work, repair or capital expenditures.  The Borrower also will promptly notify the Lender of any material adverse change in the Borrower’s financial condition or any condition or event which constitutes, or over the passage of time or upon notice or both would constitute an Event of Default under the Note or any other agreement with the Lender, or of any obligation of the Borrower to others, or of any threat or pending claim, litigation, arbitration or governmental proceeding material to the Borrower or their respective business interests.

4.6             Liability for and Reimbursement of Costs and Expenses.  The Borrower will pay or reimburse the Lender, on demand, for all reasonable expenses (including, without limitation, counsel fees and expenses) incurred or paid by the Lender in connection with the preparation, review, interpretation and amendment or restatement of the Loan Documents and any instrument, agreement or document executed and delivered pursuant thereto or in connection therewith, or with the enforcement by the Lender of its rights as against the Borrower or any other person primarily or secondarily liable to the Lender in respect of any Obligations of the Borrower to the Lender.

4.7             Deposit Account.  The Borrower shall open and maintain a comprehensive deposit relationship with Lender so long as any portion of the Loan remains outstanding.

SECTION 5.  FINANCIAL COVENANTS

5.1           These Financial Covenants will be tested annually beginning with the period ending December 31, 2009:

Tangible Net Worth:
Borrower will maintain a Tangible Net Worth of at least $9,500,000.00.  Tangible Net Worth Net of Subordinated Debt: Defined As: The Book Value of Net Worth (Total Assets - Total Liabilities) As Set Forth In The Statement of Financial Position of The Borrower Determined In Accordance With Generally Accepted Accounting Principals, Minus The Net Book Value Of The Following Items (But Only To The Extent That Such Items Are Included In Any Determination Of The Total Assets Of The Borrower): (I) Good Will, Patents, Trademarks, Copyrights, Trade Names, Customer Lists, And Other Like Intangible Assets; (Ii) Receivables Due From Affiliates, Subsidiaries Or Other Related Parties, Include Officers, Employees Or Stockholders Of The Borrower; And (Iv) Any Capitalized Start-Up Or Development Expenses, And (V) Any Write-Up Or Reappraisal Of The Borrower's Existing Assets.

Debt Service Coverage - Post Distributions:
Borrower will maintain a Debt Service Coverage Ratio of at least 1.50 To 1.0:  Defined As: (Net Income after Tax + Depreciation/Depletion/Amortization + Interest - Dividends/Distributions +/- Non-Recurring Items) Divided By (Required Annual Principal & Interest Payments). Non-Recurring Items Will Include Other Income/Expenses That Are Not Part Of The Normal Ongoing Operations Of The Company, As Determined By The Bank.  .

Debt Service Coverage - Pre Distributions:
Borrower will maintain a debt service coverage ratio of at least 2.0 to 1.0: defined as: (net income after tax + depreciation/depletion/amortization + interest +/- non-recurring items) divided by (required annual principal & interest payments). Non-recurring items will include other income/expenses that are not part of the normal ongoing operations of the company, as determined by the bank.

SECTION 6.  NEGATIVE COVENANTS

6.1           So long as any part of the Loan remains outstanding, the Borrower shall not grant or permit any security interest or other encumbrance of Borrower’s assets, except the existing security interest granted to Whitney National Bank and the security granted to the Bank as provided herein.  The existence of any security interest or other encumbrance in violation of the terms of this section, if not terminated within twenty (20) days following written notice of such security interest or other encumbrance given by the Bank to the Borrower, shall constitute a default under the Loan Documents.

6.2           Borrower shall not incur debt in excess of $100,000.00 without approval from the Bank. Approval of additional debt exceeding $100,000.00 will not be unreasonably withheld by the Bank.

SECTION 7.  MISCELLANEOUS

7.1           Notices.  All notices and other communications hereunder shall be in writing and shall be personally delivered or mailed by first class mail, postage prepaid, as follows:

(a)           If to the Lender:

TD Bank, N.A.
One Portland Square
P.O. Box 9540
Portland, Maine  04112-9540
Attention:  Commercial Loan Department

(b)           If to the Borrower:

Flotation Technologies, Inc.
20 Morin Street
Biddeford, Maine 04005

(b)           If to Parent Company:

Deep Down, Inc.

or to such other address or addresses as the party to whom such notice is directed may have designated in writing to the other party hereto.  A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails properly addressed, first class postage prepaid, by certified or registered mail, return receipt requested, or (ii) receipt by the party to whom such notice is directed.

7.2           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

7.3           Successor.  This Agreement shall be binding upon and inure to the benefit of Borrower, Guarantors, Lender, and their respective successors and assigns.

7.4           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of Maine.

7.5           Waiver.  Borrower and all other parties liable for the Obligations, whether principal, guarantor, endorser or otherwise, hereby severally waive demand, notice and protest, and waive all recourse to suretyship and guarantorship defenses generally, including but not limited to any extension of time for payment or performance which may be granted to Borrower or to any other liable party, any modifications or amendments to this Agreement or any documents securing payment and performance hereof, any act or omission to act by or on behalf of Lender, any invalidity or unenforceability of security given herefor, any release, whether intentional, unintentional, or by operation of law, or security, any release, whether intentional, unintentional or by operation of law, of a liable party or parties, and all other indulgences of any type which may be granted by Lender to the Borrower or any party liable for the Obligations, and do also agree to pay all costs of collection of the Obligations, including reasonable attorneys' fees which may be incurred in connection therewith.

7.6           Survival of Representations.  All representations and warranties of the Borrower and all terms and provisions, covenants and conditions and agreements to be performed by the Borrower in any of the other Loan Documents shall be true and satisfied at the time of the delivery of this Agreement and shall survive the execution and delivery of this Agreement.

7.7           Entire Agreement.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto with respect to the matters discussed herein and therein.  This Agreement may not be altered or amended except by agreement in writing signed by the parties.

7.8           Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be an original and all of which shall constitute one agreement.

7.9           JURY WAIVER.  LENDER BORROWER AND EACH GUARANTOR, FOR THEMSELVES AND THEIR RESPECTIVE HEIRS, SUCCESSORS AND ASSIGNS, KNOWINGLY, VOLUNTARILY AND MUTUALLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT, ANY ALLEGED ORAL OR WRITTEN COMMITMENT BY THE LENDER, OR ANY COLLECTION PROCEEDINGS WITH RESPECT TO THIS AGREEMENT.

BORROWER AND EACH GUARANTOR AGREES THAT ANY AND ALL DISPUTES OR CLAIMS AGAINST THE BANK OR ITS AGENTS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOANS, THE LOAN DOCUMENTS, ANY COLLATERAL SECURING THE LOANS OR THE CONDUCT OF THE BANK OR ITS AGENTS SHALL BE RESOLVED SOLELY BY MEANS OF BINDING ARBITRATION CONDUCTED IN PORTLAND, MAINE IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION GOVERNING COMMERCIAL ARBITRATION.

7.10           Writing Required.  Borrower and each Guarantor acknowledges that under Maine law, no promise, contract, or agreement to lend money, extend credit, forbear from collection of a debt or make any other accommodations for the repayment of a debt for more than $250,000 may be enforced against Bank unless the promise, contract, or agreement is in writing and signed by Bank, nor can any change, forbearance or other accommodation relating to the Loan be enforced against Bank unless it is in writing and signed by Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BORROWER:	Flotation Technologies, Inc.

By: ________________________________

PARENT COMPANY:	Deep Down, Inc.

By: ______________________________

LENDER:	TD Bank, N.A.

By: /s/ William Sipperly
William Sipperly, its Vice President